EXHIBIT 8.2
[Davis Polk & Wardwell LLP Letterhead]
December 28 , 2009
Nippon Mining Holdings, Inc.
10-1, Toranomon 2-Chome
Minato-ku, Tokyo 105-0001, Japan
Ladies and Gentlemen:
     We have acted as U.S. tax counsel to Nippon Mining Holdings, Inc., a diversified holding company incorporated under the laws of Japan (“Nippon Mining”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 233,171,288 shares of no par value common stock of JX Holdings, Inc. (“JX Holdings”), a joint stock company to be incorporated under the laws of Japan (the “JX Holdings Shares”). The JX Holdings Shares are issuable upon consummation of the joint share transfer (the “Joint Share Transfer”) of Nippon Mining and Nippon Oil Corporation, a joint stock company incorporated under the laws of Japan (“Nippon Oil”), pursuant to the Joint Share Transfer Agreement dated as of October 30, 2009 between Nippon Oil and Nippon Mining (the “Agreement”). Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.
     For purposes of the opinion set forth below, we have, with the consent of Nippon Oil and Nippon Mining, relied upon the accuracy of the Registration Statement, the Prospectus and certain factual representations made by Nippon Oil and Nippon Mining.
     Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:
     Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “TAXATION — U.S. Federal Income Tax Consequences” is our opinion as to the material U.S. federal income tax consequences of the Joint Share Transfer to the U.S. holders described therein (as such term is defined in “TAXATION — U.S. Federal Income Tax Consequences”) under currently applicable law.
     This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “TAXATION — U.S. Federal Income Tax Consequences” and “LEGAL MATTERS”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Davis Polk & Wardwell LLP DAVIS POLK & WARDWELL LLP

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